ASSET

                            PURCHASE

                           AGREEMENT

                            between

                 USC/CANTERBURY CORP ("Buyer")

                 (a wholly owned subsidiary of
     CANTERBURY INFORMATION TECHNOLOGY, INC. ("Canterbury")

                              and

         U.S. COMMUNICATIONS, INC. ("USC" or "Seller")

                 (A Wholly Owned Subsidiary of
               CONDOR TECHNOLOGY SOLUTIONS, INC.)

                              and

          CONDOR TECHNOLOGY SOLUTIONS, INC. ("Condor")

                        TABLE OF CONTENTS

1. Definitions . . . . . . . . . . . . . . . . . . . . . . . .  1
2.   Basic Transaction . . . . . . . . . . . . . . . . . . . .  4
     (a)  Purchase and Sale of Assets. . . . . . . . . . . . .  4
     (b)  Assumption of Liabilities. . . . . . . . . . . . . .  5
     (c)  Purchase Price.. . . . . . . . . . . . . . . . . . .  5
     (d)  The Closing. . . . . . . . . . . . . . . . . . . . .  5
     (e)  Deliveries at the Closing. . . . . . . . . . . . . .  5
     (f)  Allocation.. . . . . . . . . . . . . . . . . . . . .  5
3.   Representations and Warranties of the Seller. . . . . . .  5
     (a)  Organization of the Seller.. . . . . . . . . . . . .  6
     (b)  Authorization of Transaction.. . . . . . . . . . . .  6
     (c)   Noncontravention. . . . . . . . . . . . . . . . . .  6
     (d)  Title to Assets. . . . . . . . . . . . . . . . . . .  6
     (e)  Subsidiaries.. . . . . . . . . . . . . . . . . . . .  6
     (f)  Financial Statements.. . . . . . . . . . . . . . . .  6
     (g)  Events Subsequent to Most Recent Fiscal Year End . .  7
     (h)  Undisclosed Liabilities. . . . . . . . . . . . . . .  8
     (i)  Legal Compliance.. . . . . . . . . . . . . . . . . .  9
     (j)  Tax  and Other Returns and Reports . . . . . . . . .  9
     (k)  Intellectual Property. . . . . . . . . . . . . . . .  9
     (l)  Tangible Assets. . . . . . . . . . . . . . . . . . . 10
     (m)  Contracts . . . . . . . . . . . . . . . . . . . . .  10
     (n)  Accounts Receivable. . . . . . . . . . . . . . . . . 12
     (o)  Powers of Attorney.. . . . . . . . . . . . . . . . . 12
     (p)  Insurance. . . . . . . . . . . . . . . . . . . . . . 12
     (q)  Litigation.. . . . . . . . . . . . . . . . . . . . . 12
     (r)  Employees. . . . . . . . . . . . . . . . . . . . . . 13
     (s)  Employee Benefits. . . . . . . . . . . . . . . . . . 13
     (t)  Guaranties.. . . . . . . . . . . . . . . . . . . . . 13
     (u)  Environment, Health, and Safety. . . . . . . . . . . 13
     (v)  Certain Business Relationships With the Seller . . . 14
     (w)  Disclosure.. . . . . . . . . . . . . . . . . . . . . 14
4.   Representations and Warranties of the Buyer.. . . . . . . 14
     (a)  Organization of the Buyer. . . . . . . . . . . . . . 14
     (b)  Authorization of Transaction.. . . . . . . . . . . . 14
     (c)  Noncontravention.. . . . . . . . . . . . . . . . . . 14
     (d)         Securities Filings. . . . . . . . . . . . . . 14
5.   Pre-Closing Covenants . . . . . . . . . . . . . . . . . . 14
     (a)  General. . . . . . . . . . . . . . . . . . . . . . . 15
     (b)  Notices and Consents.. . . . . . . . . . . . . . . . 15
     (c)  Operation of Business. . . . . . . . . . . . . . . . 15
     (d)  Preservation of Business.. . . . . . . . . . . . . . 15
     (e)  Full Access. . . . . . . . . . . . . . . . . . . . . 15
     (f)  Notice of Developments.. . . . . . . . . . . . . . . 15
     (g)  Exclusivity. . . . . . . . . . . . . . . . . . . . . 15
6.   Conditions to Obligation to Close.. . . . . . . . . . . . 16
     (a)  Conditions to Obligation of the Buyer. . . . . . . . 16
     (b)  Conditions to Obligation of the Seller.. . . . . . . 17
7.   Termination.. . . . . . . . . . . . . . . . . . . . . . . 17
     (a)  Termination of Agreement.. . . . . . . . . . . . . . 18
8.   Indemnification . . . . . . . . . . . . . . . . . . . . . 18
     (a)  Survival of Representations and Warranties . . . . . 18
     (b)  Indemnification Provisions for Benefit of the Buyer. 18
     (c)  Matters Involving Third Parties. . . . . . . . . . . 19
     (d)  Indemnification Provisions for Benefit of the Seller 20
9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 20
     (a)  Registration . . . . . . . . . . . . . . . . . . . . 20
     (b)  Litigation Support. . . . . . . . . . . . . . . . . .20
     (c)  Restrictive Covenants. . . . . . . . . . . . . . . . 20
     (d)  Voting Agreement . . . . . . . . . . . . . . . . . . 20
     (e)  Right of First Refusal . . . . . . . . . . . . . . . 20
     (f)  No Third-Party Beneficiaries . . . . . . . . . . . . 21
     (g)  Entire Agreement . . . . . . . . . . . . . . . . . . 21
     (h)  Succession and Assignment. . . . . . . . . . . . . . 21
     (i)  Counterparts.. . . . . . . . . . . . . . . . . . . . 21
     (j)  Headings.. . . . . . . . . . . . . . . . . . . . . . 21
     (k)  Notices. . . . . . . . . . . . . . . . . . . . . . . 21
     (l)  Governing Law. . . . . . . . . . . . . . . . . . . . 22
     (m)  Amendments and Waivers.. . . . . . . . . . . . . . . 22
     (n)  Severability.. . . . . . . . . . . . . . . . . . . . 22
     (o)  Expenses.. . . . . . . . . . . . . . . . . . . . . . 22
     (p)  Brokers'/Finders' Fees.. . . . . . . . . . . . . . . 23
     (q)  Construction.. . . . . . . . . . . . . . . . . . . . 23
     (r)  Incorporation of Exhibits and Schedules. . . . . . . 23
     (s)  Specific Performance. . . . . . . . . . . . . . . .  23
     (t)  Submission to jurisdiction. . . . . . . . . . . . .  23
     (u)  Bulk Transfer Laws. . . . . . . . . . . . . . . . .  24
     (v)  Stock . . . . . . . . . . . . . . . . . . . . . . . .24


Schedule  A    Forms of Assignments
Schedule  B    Form of Assumption
Schedule  C1   Schedule of Assets Being Acquired
Schedule  C2   Schedule of Liabilities Assumed
Schedule  D    Financial Statements Including Acquisition Balance
Sheet
Schedule  E    Schedule of Accounts Receivable
Schedule  H    Disclosure Schedule - Exceptions to Representations
               and Warranties (Seller)
Schedule  I    Disclosure Schedule - Exceptions to
               Representations and Warranties (Buyer)
Schedule  J    Schedule of Key Customers
Schedule  K    Schedule of Key Employees

                     ASSET PURCHASE AGREEMENT

     Agreement entered into effective as of October 18, 1999, by and between USC/CANTERBURY CORP. ("Buyer"), a Maryland corporation (a wholly owned subsidiary of CANTERBURY INFORMATION TECHNOLOGY, INC. (herein referred to as "CIT" or "Canterbury"), a Pennsylvania corporation; and U.S. COMMUNICATIONS, INC. ("USC" or "Seller") (a wholly owned subsidiary of CONDOR TECHNOLOGY SOLUTIONS, INC.) and CONDOR TECHNOLOGY SOLUTIONS INC. (herein referred to as "Condor"), a Delaware corporation . The Buyer and the Seller are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Seller in return solely for restricted stock of Buyer.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.   Definitions

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including the name "U.S. Communications, Inc." and all of USC's (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, (b) tangible personal property (such as machinery, equipment, inventories of supplies, manufactured and purchased parts, work in process and finished work, furniture, automobiles and trucks,), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, curricula, either finished, in process, or planned, and (i) rights in and with respect to the assets associated with its Employee Health and Disability Plans; provided, however, that the Acquired Assets shall not include
(i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (ii) any of the rights of the Seller under this Agreement; or (iii) accounts, notes and other receivables; or (iv) any other assets specifically identified as being excluded from the Acquired Assets. The enumeration of asset categories set forth herein shall not imply that Seller necessarily owns each such type of asset.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) [or any similar group defined under a similar provision of state, local, or foreign law].

     "Assumed Liabilities" As set forth on Schedule C2 in detail.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could, with reasonable probability, form the basis for any specified consequence.

     "Buyer"  means USC/Canterbury Corp.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Canterbury" means Canterbury Information Technology,
Inc., of which USC/Canterbury Corp. is a wholly owned subsidiary.

     "Closing" has the meaning set forth in Section 2(d) below.

     "Closing Date " has the meaning set forth in Section 2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Condor" means Condor Technology Solutions, Inc., of which USC is a wholly owned subsidiary.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Employee Benefit Plan "means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
(d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan "has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan "has the meaning set forth in ERISA Sec. 3(l).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

     "Financial Statement" has the meaning set forth in
Section 3(f) and (g) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and tech-niques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium), (h) teaching or instructor notes, teaching plans, or other syllabus.

     "Knowledge" means actual knowledge after reasonable inquiry.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Balance Sheet" means the balance sheet of October 15, 1999.

     "Most Recent Financial Statements" has the meaning set forth in Section 3(f) and (g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section3(f) and (g) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(f) and (g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA
Sec. 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice
(including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof.

     "Purchase Price" has the meaning set forth in Section 2(c) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange
Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than
(a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Seller"  means  U.S. Communications, Inc. ("USC")

     "Stock of Canterbury" means restricted common stock of Canterbury Information Technology, Inc.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.   Basic Transaction

     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

     (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liabilities of the Seller not included within the Schedule of Assumed Liabilities as set forth in Schedule C2.

     (c)  Purchase Price.

          (i)  The "Purchase Price" shall be the sum of (a)
$100.00 cash consideration (b) $899,900 and (c) the Assumed
Liabilities.

          (ii) The Purchase Price shall be paid as follows:
(A) $100 shall be paid at the Closing in cash or other immediately available funds; (B) $899,900 of the Purchase Price shall be paid by Canterbury's issuance to USC at the Closing of $899,900 worth of the Stock of Canterbury, reduced by the dollar value of deferred revenue assumed and unpaid vacation pay earned by those USC employees who become employees of Buyer as of the time of Closing; and (C) the balance of the Purchase Price not including the Guaranteed Receivables Adjustment, shall be paid by Buyer's assumption of the Assumed Liabilities in accordance with the Form of Assumption attached hereto as Exhibit B. The number of shares of Stock of Canterbury to be delivered to USC shall be determined the day before Closing by dividing $899,900 by the closing price of Stock of Canterbury on the NASDAQ National Market, rounded off to the nearest whole share. Concurrently, Canterbury will give instructions to Canterbury's transfer agent to issue the agreed upon number of shares to USC.

          (iii) In connection with obtaining certain accommodations from USC's and Condor's lenders, First Union and Deutsche Finanical Services, the parties have agreed that USC shall not assume USC's accounts payable (as set forth in the Assumption Agreement) and USC shall not sell its accounts receivables (the "Receivables") to Buyer. However, in order to provide Buyer with the benefit the parties had intended Buyer to obtain had it acquired the Receivables, the parties agree as follows:

               (A)  Beginning thirty (30) days after the
Closing, and every Monday thereafter until the Monday which follows the sixtieth (60th) day after the Closing, USC shall provide Canterbury and Buyer with a report of collections of the Receivables, which Canterbury and Buyer shall have the right to audit, at their sole expense.

               (B)  At such time as the collections of
Receivables exceed One Million, One Hundred Fifty-Nine Thousand, Nine Hundred Eleven Dollars ($1,159,911), USC shall remit the excess, not to exceed an aggregate of Three Hundred Eight Thousand Dollars ($308,000), to Buyer on a weekly basis, as and when collected. If, at the end of the sixty (60) day period following the Closing, Buyer has not received from USC Three Hundred Eight Thousand ($308,000) from collections of Receivables, then USC shall pay the amount of such shortfall to Buyer within ten (10) days after the expiration of such sixty (60) day period. USC shall, from its collections of Receivables, pay its creditors (including vendors and banks) in a timely manner consistent with USC's arrangements with such creditors.

     (d)  The Closing.   The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of Levy & Levy, P.A., Plaza 1000, Suite 309, Main Street, Voorhees, New Jersey, 08043, commencing at 9:00 a.m, local time on the business day or at any other mutually agreed upon location or by Federal Express, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take, at the closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than October 18, 1999.

     (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to (including UCC filings) in Section 6(a) below; (ii) the Buyer will deliver to the Seller the instructions for Canterbury's transfer agent to issue the agreed upon shares in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including leases of real property and Intellectual Property transfer documents) in the forms attached hereto under Schedule (A) and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an Assumption Agreement in the form attached hereto as Schedule B; and (B) such other instruments of assumption as the Seller and its counsel may reasonably request; (v) the Buyer will deliver to the Seller the consideration specified in Section 2(c) above; (vi) Articles of Transfer required to be filed in the State of Maryland prepared by Seller and originally executed by Buyer and Seller; and (vii) an Employment Contract between Buyer and Patricia Bednarik in form and content mutually acceptable to them.

     (f) Allocation. This transaction is structured as a taxable exchange of assets for stock. The transaction does not qualify as a tax-free reorganization under Internal Revenue Code 368. The Buyer and Seller agree to report the transaction as a taxable exchange to the Internal Revenue Service. Therefore, the parties agree to allocate the purchase price (and all other capitalizable costs) among the acquired assets as follows:

          (i)  The fixed assets shall be valued at
     approximately $60,000; and

          (ii) All other assets set forth in the October 15, 1999 Balance Sheet of the Seller (with the exception of organizational costs, which are not being transferred) shall be valued at their book value, provided that accounts receivable shall be valued at 100% of the invoiced amount and shall be guaranteed by Seller; and

          (iii) The balance of the Purchase Price shall be allocated to "good will."

3. Representations and Warranties Regarding the Seller. Condor and USC, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) Organization of the Sellers. Each of USC and Condor are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

     (b) Authorization of Transaction. Each of USC and Condor has full corporate power and authority, to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each of USC and Condor has duly authorized the execution, delivery, and performance of this Agreement by USC and Condor. This Agreement constitutes the valid and legally binding obligation of each of USC and Condor, enforceable in accordance with its terms and conditions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) violate any provision of the charter or bylaws of USC and Condor or
(iii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which USC and Condor is a party or by which it is bound or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). USC does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) Title to Assets. USC has good and marketable title to, or a valid leasehold interest in, the assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for liens disclosed in the Notes to the Financial Statements. Without limiting the generality of the foregoing, USC has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, except for liens disclosed in the Notes to the Financial Statements and in the Disclosure Schedule.

     (e) Subsidiaries. USC does not have any Subsidiaries, but USC is a wholly owned subsidiary of Condor.

     (f)  Financial Statements.    Attached hereto as Schedule
D are the following financial statements (collectively the "Financial Statements"): (i) balance sheets, statements of income, retained earnings, and cash flows as of and for the last two fiscal years ended December 31, 1998 and December 31, 1997 (the "Most Recent Fiscal Year End") for USC; and (ii) unaudited balance sheet, statements of income, retained earnings, and cash flows (the "Most Recent Financial Statements" ) as of and for the eight months ended August 31, 1999 (the "Most Recent Fiscal Month End " ) for USC. The Financial Statements (including the Notes thereto where applicable) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of USC as of such dates and the results of operations of USC for such periods, and are consistent with the books and records of USC. The financial statements referenced in clause (ii) will be internally prepared by USC along with Condor and such financial statement information as of August 31, 1999 is to the best of USC's and Condor's knowledge, true and correct. USC and Condor hereby represent that USC's financial statements are able to be audited for the time periods required under SEC and GAAP rules and guidelines within 2 months from closing.

     (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of USC or on behalf of USC. Without limiting the generality of the foregoing, since that date.

          (i) USC has not sold, leased, transferred, or assigned any of USC's assets, tangible or intangible, of a value in excess of $1,000, other than for a fair consideration and in the Ordinary Course of Business;

          (ii) USC has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

          (iii) No party (including USC) has accelerated, terminated, modified, or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the USC is a party or by which it is bound;

          (iv) USC or Condor has not permitted any Security
Interest upon any of USC's material assets, tangible or intangible;

          (v) USC has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary
Course of Business;

          (vi) USC has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) ;

          (vii)     USC has not issued any note, bond, or
other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

          (viii) USC or Condor has not delayed or postponed the payment of accounts payable and other Liabilities or USC, other than as consistent with its Ordinary Course of Business.

          (ix) The Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims in excess of $1,000), outside the Ordinary
Course of Business.

          (x) The Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) USC represents that there has been no change made or authorized in the charter or bylaws of USC;

          (xii) USC has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of USC's capital stock;

          (xiii) USC has not declared, set aside, or paid any dividend or made any distribution with respect to USC's capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (xiv)     USC has not experienced any material
damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xv) USC has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi)     USC has not entered into any employment
contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

          (xvii)    USC has not granted any increase in the
base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xviii)   USC has not adopted, amended, modified or
terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) on behalf of USC;

          (xix)     USC has not made any other change in
employment terms for any of USC's directors, officers, and employees outside the Ordinary Course of Business;

          (xx) USC has not made or pledged to make any charitable or other capital contribution.

          (xxi) USC has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses USC has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, other than accounting fees equal in amount to the usual accounting costs which would have been incurred by USC in the Ordinary Course of Business.

          (xxii) to the knowledge of USC and Condor, there has not been any other material occurrence, event, incident, action, failure to act, or transaction involving USC which will have a material adverse effect upon the business of the Seller; and

          (xxiii)   Condor has not committed to any of the
foregoing on behalf of USC.

     (h)  Undisclosed Liabilities.   USC does not have any
undisclosed liabilities affecting their assets being sold herewith. There is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the assets to be acquired giving rise to any liability.

     (i) Legal Compliance. USC has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

     (j)  Tax and Other Returns and Reports.   All federal,
state, local and foreign Tax Returns and other similar filings required to be filed by USC with respect to any federal, state, local or foreign tax have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of USC or Taxes for the periods, property or events covered thereby. All Taxes which are called for in the Tax Returns, or claimed to be due by any taxing authority from Seller, have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Acquired Assets. There are no tax liens (other than any lien for current taxes not yet due and payable) in any of the Acquired Assets.

     (k)  Intellectual Property.

          (i) USC owns or has the right to use pursuant to ownership license, sublicense, agreement or permission all Intellectual Property used in the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by USC immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

          (ii) To the knowledge of Condor and USC, USC has not interfered with, infringed upon, misappropriated, otherwise come into conflict with any material Intellectual Property rights of third parties, and none of USC, Condor and the directors and officers of Condor or USC has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.
To the knowledge of USC, Condor and the directors and officers of USC, no significant competitor of US C has interfered with infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of USC for commercial purposes.

          (iii)     Section 3(k)(iii) of the Disclosure
Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission (other than commercially available software which is subject to a "shrinkwrap" license (the "Shrinkwrap Software").The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date) that are being purchased herewith. With respect to each item of Intellectual Property required to be identified in Section 3(k)(iii) of the disclosure Schedule, to the knowledge of USC:

               (A)  the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B)   the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (subject, however, to the assignments and assumptions referred to in Section 2 above and the receipt of any necessary consents);

               (C) to the knowledge of the Seller, no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

               (D)  no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

               (E)  with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (F) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (iv) To the knowledge of any of the directors and officers of USC, USC will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

     (l)  Tangible Assets.   Substantially all of the tangible
assets that are being purchased herewith used by USC in the conduct of its business are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which they presently are used, subject to technological obsolescence.

     (m) Contracts. Section 3(m) of the Disclosure Schedule lists the following contracts and other agreements to which USC is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for aggregate remaining lease payments in excess of $3,000;

          (ii) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $3,000;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or, guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $3,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any agreement between USC and  its Affiliates
(including Condor);

          (vii)     any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees which would result in liability to the Buyer;

          (viii)    any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of USC; or

          (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

     The Seller has furnished or made available to the Buyer a correct and complete copy of each written agreement listed in Section 3(m) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(m) of the Disclosure Schedule. With respect to each agreement required to be disclosed hereunder: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect subject to laws limiting or affecting creditors' rights generally; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including and subject to the assignments and assumptions referred to in Section 2 above and the receipt of any necessary consents) subject to laws limiting or affecting creditors' rights generally; (C) no party is in breach or default, in any material respect, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to USC's and Condor knowledge no party has repudiated any material provision of the agreement. With respect to verbal employment arrangements, the Disclosure Schedule shall only be required to list the name, title, base compensation, and full or part-time status of employees and those consultants currently performing active services for the Seller.

     (n)  Intentionally Omitted.

     (o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

     (p) Insurance. USC's business has been insured through insurance policies maintained by Condor which at the time of closing will be current and in force.

     (q) Litigation. Section 3(r) of the Disclosure Schedule sets forth each instance in which USC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to USC's or Condor's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings' and investigations set forth in Section 3(q) of the Disclosure Schedule could result in any material adverse change in the assets being sold and liabilities being assumed, business, financial condition, operations or results of operations of USC. Neither USC, Condor nor the directors and officers of USC and Condor has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against USC.

     (r) Employees. Neither Condor nor USC has been informed that any executive, key employee, employee engaged in training, or group of employees comprising the majority of the employees of any department that he, she or they intend to terminate employment with USC, or that if offered employment by USC/Canterbury Corp. that they would not accept same. USC is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. USC has not committed any unfair labor practice. Neither Condor, USC nor the directors and officers of Condor or USC has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of USC.

     (s)  Employee Benefits.   The employees of USC are
covered by employee benefit plans sponsored by Condor.

     (t)  Guaranties.   USC is not a guarantor or otherwise
liable for any Liability or obligation (including indebtedness) of any other Person or Condor except as set forth in Schedule C2.

     (u)  Environment, Health, and Safety.

          (i) To the knowledge of the Seller, the Seller and their respective Affiliates have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Seller has obtained and been in compliance with all of the material terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (ii) The Seller does not have any Liability (and the Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, under any Environmental, Health, and Safety Law except with respect to possible such liabilities associated with the use and operation of equipment used in the ordinary course of the Seller's business, including electromagnetic radiation.

          (iii)     To the knowledge of the Seller, all
properties and equipment used in the business of USC have been free of asbestos, PCB'S, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances other than in de minimus quantities.

     (v)  Certain Business Relationships With USC.   Neither
Condor nor its Affiliates has been involved in any business arrangement or relationship with USC other than as stockholders, directors, officers and employees, within the past 12 months, and none of Condor and its Affiliates own any asset, tangible or intangible, which is used in the business of USC or the assets being sold herewith.

     (w) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a)  Organization of the Buyer.   Each of Buyer and
Canterbury is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation.

     (b)  Authorization of Transaction.   Each of Buyer and
Canterbury has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and Canterbury, enforceable in accordance with its terms and conditions. Each share of Stock of Canterbury to be issued to USC at the closing will be duly and validly authorized and issued, free and clear of all liens and fully paid and non-assessable.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Each of the Buyer or Canterbury does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

     (d) Securities Filings. Canterbury has made all filings required by the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and such filings did not contain any material misstatement or omit to state a material fact required to make the statements therein not misleading.

     (e) Disclosure. The representations and warranties contained in this paragraph 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this paragraph 4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use its best efforts to take all action, and to do all things necessary, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

     (b)  Notices and Consents.     Condor and USC will give
any notices to third parties, and Condor and USC will use their best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and
Section 4(c) above.

     (c)  Operation of Business.    USC will not engage in,
and Condor will not cause USC to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, USC will not (i) declare, set aside, or pay any dividend or make any distribution with respect to USC's capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby other than Seller's usual accounting-related costs) which would not constitute an Assumed Liability if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(g) above.

     (d)  Preservation of Business.   USC and Condor will keep
USC's business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licenser, suppliers, customers, and employees.

     (e) Full Access. USC and Condor will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of USC to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to USC provided, however, that no activities will be carried out within USC's premises except by prior arrangement with a representative of USC who shall be designated for that purpose. Buyer shall use its best efforts to minimize the need to conduct on-site activities and, when they are necessary, to avoid unnecessary disruption of USC's business. Seller will make available to Buyer those of USC's employees who are reasonably necessary in order for Buyer to complete its due diligence investigations.

     (f) Notice of Developments. Each Party and Condor will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant provided that if the party to whom a disclosure was made proceeds to closing, that party shall be deemed to have waived such breach and any remedies which may have been available with respect thereto.

     (g) Exclusivity. USC and Condor will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of USC (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

6.   Conditions to Obligation to Close

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)  the representations and warranties set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) the Seller shall have procured all of the third party consents specified in Section 5(b) above;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely and materially the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Seller;

          (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

          (vi) The Seller and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section
4(c) above;


          (vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

          (viii) compliance with miscellaneous covenants in Paragraph 9 and elsewhere in this Agreement.

     The Buyer may waive any condition specified in this
Section 6(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Seller.   The
obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)  the representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer and Canterbury shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
(A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

          (v) The Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section
3(c) and Section  4(c) above;

          (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

     The Buyer may waive any condition specified in this
Section 6(b) if it executes a writing so stating at or prior to the Closing.

7.   Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 18, 1999 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement; and

          (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 18, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof or 6(a)(ix)(financing contingency) (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

8.   Indemnification

     (a) Survival of Representations and Warranties. All of the representations of the Buyer and the Seller contained in this Agreement shall survive the Closing and continue in full force and effect thereafter for a period of two (2) years following the date of Closing (subject to any applicable statutes of limitations, the last day of which shall be the "Expiration Date").

     (b)       Indemnification Provisions for Benefit of the
Buyer.

     Subject to the limitations set forth in Section 8(e) below:

          (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean USC or Condor has breached) any of its material representations, warranties, and covenants contained in the Asset Purchase Agreement, and, provided that the Buyer makes a written claim for indemnification against the Seller or Condor within the survival period set forth in Section8(a) above, then USC and Condor, jointly and severally, agree to indemnify the Buyer from and against the entirety of any losses the Buyer may suffer through and after the date of the claim for indemnification including any Losses the Buyer may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) USC and Condor agree to indemnify the Buyer from and against the entirety of any Losses the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of USC which is not an Assumed Liability (including any Liability of USC that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law). This indemnity obligation with respect to Losses arising from any Third Party Claim (as defined below) shall not be limited to the survival period set forth in Paragraph 8(a) above.

          (iii) USC and Condor agree to indemnify the Buyer against the failure of USC to deliver to Buyer, within sixty (60) days after the Closing Three Hundred Thousand Dollars ($300,000) from the collection of Receivables; to the extent of such deficiency; provided, however, that the remedy provided herein shall not duplicate any relief provided to Buyer under Section 2(c) hereof.

          (iv) For purposes of this Section8, the term
"Losses" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          (v) At the option of Buyer, Buyer may set off any damages or liabilities due Buyer by reducing Buyer's common stock issued to USC by the pro rata closing price per share of Buyer's stock on NASDAQ National market on the day the damages are claimed by Buyer, or the price of the original issuance, whichever is higher.

     (c)  Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Paragraph 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notified the Indemnified Party in writing with 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will, to the full extent required by this Agreement, indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damage and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a prejudicial custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section8(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B ) the Indemnifying Parties will reimburse the Indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer, result from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this paragraph 8.

     (d)  Indemnification Provisions for Benefit of the
Seller.

          (i) The Buyer agrees to indemnify the Seller from and against the entirety of Losses the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (A) any Liability of the Seller which is an Assumed Liability, and (B) Buyer's breach of any material representation, warranty or covenant.

          (ii) For purposes hereof, the term "Losses" shall have the same meaning as set forth in Section 8(a)(iv) above, and all other capitalized terms shall have the meaning elsewhere provided in this Agreement.

     (e)       Limitations and Conditions on Indemnification.
 Except as otherwise specifically provided in this Agreement:

          (i)  Indemnity obligations of USC and Condor
hereunder may at USC and Condor's election, be satisfied through the payment of cash or the delivery of Stock of Canterbury, or a combination thereof. For purposes of calculating the value of the Stock of Buyer received or delivered by USC or Condor (for purposes of determining the amount of any indemnity paid), the value of Stock of Canterbury shall be determined as of the date of notice of the indemnity claim, or at the original purchase price, whichever is higher.

          (ii) Except as specifically set forth in this Agreement, no party shall be entitled to indemnity for claims or conditions which have been waived, or deemed to be waived, by such party.

          (iii) Notwithstanding any provision herein to the contrary, no Indemnified Party shall be entitled to make any claim for indemnification hereunder after the appropriate Expiration Date, provided, however, that if prior to the close of business on the Expiration Date an Indemnifying Party shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity hereunder with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms hereof.

          (iv) Upon making a claim for indemnification, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other parties with respect to the subject matter underlying such indemnified claim.

          (v) Except for claims under Section 8(b)(iii) regarding payments on account of Receivables, for which there shall be no minimum claim, Buyer and the other Persons or entities indemnified pursuant to Section 8(b) shall not assert any claim for indemnification hereunder against Condor or USC until such time as, and with respect to any individual claim, unless and until such claim or claims, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000). Except for claims for payment of Purchase Price, for which there shall be no minimum claim, Condor and USC shall not assert any claim for indemnification hereunder against Buyer until such time as, and solely to the extent that, the aggregate of all claims which Condor and USC may have against Buyer exceeds Twenty Five Thousand Dollars ($25,000).

          (vi)  Notwithstanding any other term of this
Agreement, USC and Condor shall not be liable under this
Section 8 for an amount which exceeds, in the aggregate, the proceeds received by USC in connection with this Agreement (the "Cap"), provided that, in the event USC or Condor fails to provide defense for a Third Party Claim against Buyer or Canterbury, then any Losses attributable to Buyer's or Canterbury's reasonable attorney's fees incurred in connection with defense of such Third Party Claim which would otherwise have exceeded the Cap shall not be subject to the Cap.

          (vii) Each party's rights under Section 8 hereof (as specifically limited thereby) shall be the exclusive means by which such party shall seek money damages against another party in connection with the transactions contemplated hereby.

9.   Miscellaneous

     (a)  Registration of Stock of  Canterbury.

          (i) As soon as practicable, but in no event later than thirty (30) days from the closing, Canterbury shall: (A) prepare and file with the SEC a registration statement on Form S-3 under the Securities Act covering the Stock of Canterbury to be issued to USC hereunder (the "Registration Statement"),
(B) use its best efforts to have the registration Statement declared effective by the SEC under the Securities Act as soon as possible thereafter, and (C) keep the Registration Statement continuously in effect, if necessary, until the earlier to occur of the first anniversary of the closing or the date on which all of the shares of Stock of Canterbury registered under the Registration Statement have been sold to Canterbury in accordance with Section 9(e) below or to the public. In the event that Canterbury fails, within ninety
(90) days after the Closing, to have filed a Registration Statement, then Canterbury shall pay to USC a "penalty," in shares of Stock of Canterbury, equal to Five Percent (5%) of the Stock of Canterbury issued to USC as part of the Purchase Price; in the event that Canterbury fails within six (6) months after the Closing to have filed a Registration Statement, then Canterbury shall pay to USC a "penalty," in shares of Stock of Canterbury, equal to an additional Five Percent (5%) of the Stock of Canterbury issued to USC as part of the Purchase Price (in addition to the Five Percent (5%) issued in accordance with the preceding clause.

          (ii) The Registration Statement, when filed, (A) will comply as to form with the requirements of the Securities Act in all material respects, and (B) will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that Canterbury and the Buyer make no representation or warranty in respect of any information that Condor or USC supply for use in the Registration Statement.

          (iii) As to the Stock of Canterbury registered pursuant to this Section 9(a), Canterbury and Buyer covenant and agree that:

               (A) It shall immediately advise Condor and USC in writing of the occurrence and time of occurrence of each of the following events: (1) the issuance by the SEC of an order declaring the Registration Statement effective; (2) any request by the SEC for an amendment of the Registration Statement as originally filed or as amended or as effective or for any amendment or supplement to the final prospectus or preliminary prospectus contained therein, or for any additional information with respect to the registration Statement or such prospectus or any preliminary prospectus;
(3) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or any order suspending or preventing the use of such final prospectus or any such preliminary prospectus, or the initiation of any proceedings for such purpose.

               (B)  At Seller's expense, Canterbury will Blue
Sky any sale of the Stock of Canterbury in any jurisdiction that if qualifies for.

               (C) It shall timely file all reports required by the Securities Exchange Act and promptly amend or supplement the Registration Statement at any time during the period of its effectiveness in order to make the statements therein not misleading, or as otherwise may be required by the Securities Act and the rules and regulations promulgated thereunder;

               (D) It shall make every reasonable effort to prevent the issuance of any stop order and, if issued, to obtain the withdrawal thereof at the earliest practicable time; and

               (E)  All expenses of the Registration
Statement, and all amendments and supplements thereto, will be borne by Canterbury. Canterbury shall furnish such number of copies of the prospectus as USC reasonably requests in order to facilitate the disposition of the Stock of Canterbury, but in no event more than five (5) copies.

               (F)  Buyer and Canterbury will indemnify USC
and Condor with respect to each registration which has been effected pursuant to this Section 9(a) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration and related qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, or any violation by Buyer or Canterbury of the Securities Act or the Securities Exchange Act or any rule or regulation thereunder applicable to Buyer or Canterbury and relating to action or inaction required of Buyer or Canterbury in connection with any such registration and related qualification or compliance, and will reimburse USC and Condor for any reasonable legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Buyer and Canterbury will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Buyer by USC in writing and stated to be specifically for use therein.

               (G)  USC and Condor will indemnify Buyer and
Canterbury, and each of its directors and officers, and each Person who controls Buyer, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on (1) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document made by USC, or (2) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by USC therein not misleading, and will reimburse Buyer and such directors, officers, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by USC and stated to be specifically for use therein; provided, however, that the obligations of USC hereunder shall be limited as set forth in
Section 8(e) hereof.

               (H)   The procedure for indemnity hereunder
shall be as set forth in Section 8 hereof.
     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other parties will cooperate reasonably with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

     (c)  Restrictive Covenants.

          (i) Condor and USC agree not to compete against Buyer and its subsidiaries in the business in which USC is engaged as of the Closing for a period of three (3) years in any cities which USC is currently engaged.

          (ii) For a period of two (2) years, Seller agrees not to solicit, directly or indirectly, alone or as principal, partner, joint venture, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, employ, retain, or enter into any employment, agency, consulting or other similar arrangement with, any person who became an employee of Buyer to purchase the Acquired Assets and who was at the time of closing an employee of USC, or induce or attempt to induce such person to terminate his employment with Buyer, including but not limited to employees listed on Schedule K.

          (iii)  Condor or USC shall not for a period of two
(2) years, directly or indirectly, alone or as principal, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder, or in any other capacity whatsoever, directly or indirectly, for his, her or its own account, or for the account of others, solicit orders for services of a kind or nature like or similar to services performed by USC as of the Closing, from any party that was a customer or client of USC during the preceding twenty four (24) month period preceding the Closing, including but not limited to the "Key Customer List" on Schedule J.

     (d) Voting Agreement. Condor and USC agree that the Shares of Canterbury that they receive in this transaction are subject to a voting agreement. Condor and USC hereby grant voting rights on all of the Stock of Canterbury to Canterbury's President, Stanton M. Pikus. Any and all voting rights shall terminate whenever Condor or USC actually sell the actual shares subject to such Voting Agreement on the public market on a pro rata basis so as not to place a restriction on the stock.

     (e)  Restriction of Stock of  Canterbury

          (i) Notwithstanding any provision herein to the contrary, so long as USC or Condor holds Stock of Canterbury, it shall be subject to the voting restrictions as set forth in paragraph 9(d) (the "Voting Agreement"), provided that any restrictions on the Stock of Canterbury imposed by the Voting Agreement shall be released upon the sale of the Stock of Canterbury by USC or Condor in accordance with the Registration Statement or this Section 9(e).

          (ii)  Subject to the restrictions set forth in
Section 9(e)(iii) below, at any time during which USC is legally permitted to sell Stock of Canterbury, USC shall provide Canterbury with written notice of its intention to so sell the Stock of Canterbury (the "Option Notice"). Upon receipt of the Option Notice, Canterbury or its designees shall have the right, but not the obligation, to purchase the shares of Stock of Canterbury which are the subject of such Option Notice, at a price equal to the closing bid price on the NASDAQ National Market on the day prior to the date of the Option Notice, less five percent (5%). Canterbury or its designees shall exercise its option by giving USC written notice of acceptance within fifteen business (15) days of the date of the Option Notice, and shall cause a closing of such purchase and sale to occur within fifteen business (15) days of the date of the Option Notice. If Canterbury fails to timely close such purchase and sale, then the shares of Canterbury which were the subject of the Option Notice shall no longer be subject to the provisions of this Section 9(e)(ii). However, Canterbury has a continuous option to buy any or all Stock that is not sold within fifteen business (15) days after Canterbury's failure or decline such sale.

          (iii) USC's right to sell Stock of Canterbury shall be limited to the following proportion of Stock of Canterbury:

               (A) Not more than one third (1/3) of the Stock of Canterbury may be sold during the period between (1) the date on which the Registration Statement is declared effective and (2) the date which is six (6) months after the Closing; and

               (B)  Not more than an additional one-third
(1/3) of the Stock of Canterbury (in addition to the one-third
(1/3) which may be sold in accordance with Section
9(e)(iii)(a) above), may be sold within the first nine (9) months after Closing.

          (iv)   Subject to any limitations imposed by
applicable Laws, USC shall have the right to sell all of the Stock of Canterbury after the nine-month anniversary of the closing. Subject to the foregoing limitations, not more than Fifty Thousand (50,000) shares per week of the Stock of Canterbury may be sold in the public market.

          (v) In order to effectuate the limitations set forth in Section 9(e)(iii), the Stock of Canterbury shall be issued to USC in three (3) separate certificates, each of which shall bear a legend indicating the date on which the Stock of Canterbury represented thereby may be sold.

          (vi) Nothing contained herein or in the Voting Agreement shall be deemed to prohibit (A) the transfer of Stock of Canterbury from USC to Condor, provided that any Stock of Canterbury so transferred to Condor shall remain subject to the Voting Agreement, (B) the transfer of Stock of Canterbury to Canterbury or Buyer in satisfaction of USC's and Condor's indemnity obligations. In the event of a transfer of Stock of Canterbury from USC to Condor, Condor shall succeed to all of USC's rights to Stock of Canterbury, including, without limitation, the registration rights set forth in
Section 9(a) above.

     (f) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (g) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (h) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (i)  Counterparts.   This Agreement may be executed in
any number of counterparts, including counterparts transmitted by telecopier or FAX, any one of which shall constitute an original of this Agreement. When counterparts of facsimile copies have been executed by all parties, they shall have the same effect as if the signature to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The parties agree that all such signatures may be transferred to a single document upon the request of any party.

     (j) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (k) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is personally delivered, sent by reputable overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the USC or Condor:
Condor Technology Solutions, Inc.
Annapolis Office Plaza
170 Jennifer Road, Suite 325
Annapolis, Maryland 21401
Attn:  John F. McCabe, General Counsel

If to the Buyer:                        Copy to:
Canterbury Information Technology, Inc. Levy & Levy, P.A.
1600 Medford Plaza                      Plaza 1000, Suite 309
Route 70 & Hartford Road                Main Street
Medford, NJ 08055                       Voorhees, NJ 08043
(609) 953-0044                          (856) 751-9494
(609) 953-0062 (fax)                    (856) 751-9779 (fax)

Any Party may send any notice, request, demand, claim, or other communication hereunder to the recipient at the address set forth above using any other means (including personal delivery, expedite messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand other communication shall be deemed to have been duly given unless and until it actually is received by its intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other' communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (l) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey, or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

     (m) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected Condor has approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (n) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (o) Expenses. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Seller agree that each will be solely responsible for all its own legal, accounting and consulting fees, if any, for the review and completion of this transaction, except that Buyer will pay the cost of the audit fee required for it's auditor Ernst & Young, LLP or any other auditor firm as designated by Buyer.

     (p) Brokers'/Finders' Fees. Buyer has not incurred or will become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement. Both Condor/USC and CITI represent to each other that the only broker and/or finder who has been involved in or associated with this transaction has been Ambassador Capital Corporation and George Shea, its President. Condor and USC shall have sole responsibility for any and all fees to Ambassador Capital Corporation and George Shea.

     (q) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.] Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail.

     (r)  Incorporation of Exhibits and Schedules.  The
Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (s)  Specific Performance.     Each of the Parties
acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9(t) below), in addition to any other remedy to which it may be entitled, at law or in equity (except as limited by this Agreement).

     (t) Submission to jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New Jersey, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(i) above or
(ii) to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(i) above. Nothing in this Section 9(r), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

     (u)  Bulk Transfer Laws.

          (i) The Seller represents that it is not necessary to comply with the provisions of any bulk transfer laws of Maryland in connection with the transactions contemplated by this Agreement.

          (ii) Seller agrees to file Articles of Transfer with the State of Maryland in a timely manner after the Closing.
USC and Condor shall bear the expense of any transfer taxes or asset transfer taxes imposed by Maryland law.

     (v) Canterbury's shares shall be restricted stock. Seller confirms that the Canterbury shares are being acquired by it for investment, and not with a view to sale or distribution thereof except to the extent permitted by the Securities Act of 1933 and the rules and regulations of the Securities Exchange Commission promulgated thereunder as amended from time to time.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

CANTERBURY INFORMATION TECHNOLOGY, INC.

By:/s/Kevin J. McAndrew                      By:/s/Stanton M. Pikus
Kevin J. McAndrew, Executive Vice President     Stanton M. Pikus,
President


USC/CANTERBURY CORP. (Buyer)

By: /s/Kevin J. McAndrew                      By:/s/Stanton M. Pikus
    Kevin J. McAndrew                            Stanton M. Pikus
    Executive Vice President                     Vice President

CONDOR TECHNOLOGY SOLUTIONS, INC.

By: /s/Kennard Hill
    Kennard Hill, President, CEO

U.S. COMMUNICATIONS, INC. (Seller)

By: /s/John McCabe
    John McCabe, Vice President

                          SCHEDULE  "A"

                       FORMS OF ASSIGNMENTS

                              Schedule A

                        ASSIGNMENT OF ASSETS

     THIS ASSIGNMENT OF ASSETS (this "Assignment") is made this ___ day of October, 1999, by U.S. COMMUNICATIONS, INC., a Maryland corporation ("USC") to USC/CANTERBURY CORP., a Maryland corporation ("Buyer").

     WHEREAS, Buyer, Canterbury Information Technology, Inc. (the sole stockholder of Buyer), USC, and Condor Technology Solutions, Inc. (the sole stockholder of USC), have entered into an Asset Purchase Agreement dated October __, 1999 (the "Purchase Agreement") (all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement) whereby USC has agreed to sell certain assets (the "Acquired Assets") to Buyer;

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Transfer of Assets from USC.

     1.1. USC does hereby bargain, transfer, assign, convey and deliver unto Buyer all of USC's right, title and interest in and to the assets described on Schedule A hereto, free and clear of any and all liens, claims or encumbrances of any kind, to have and to hold the Acquired Assets unto Buyer, its successors and assigns, forever. The Acquired Assets shall not include those assets described on Schedule B hereto (the "Excluded Assets").

     1.2. USC covenants that it will do or cause to be done all such further acts, and it shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney, and assurances necessary or desirable to put Buyer, and its successors and assigns, in actual possession and operating control of the Acquired Assets or as Buyer shall reasonably require to better assure and confirm title of Buyer to the Acquired Assets.

          1.3. The transfer evidenced by this Assignment is made subject to and upon all of the terms, covenants, conditions, representations and warranties set forth in the Purchase Agreement, and all of which terms, covenants, conditions, representations and warranties are incorporated herein by reference, and shall survive the delivery of this Assignment.

     2. Successors and Assigns. This Agreement shall inure to the benefit of parties hereto, and their respective successors, legal representatives and assigns.

     IN WITNESS WHEREOF, USC has duly executed this Assignment as of the day and year first above written.

                         U.S. COMMUNICATIONS, INC.



                         By:___________________________


1226191.v3

                             SCHEDULE A
                                 to
                        ASSIGNMENT OF ASSETS
                                 by
                 U.S. COMMUNICATIONS, INC. ("USC")
                                to
                   USC/CANTERBURY CORP. ("Buyer")

                          ACQUIRED ASSETS


1.   The name "U.S. Communications;"

2. All of USC's leasehold rights in the premises located at 801 Compass Way, Suite 205, Annapolis, Maryland (provided that the assignment and assumption of such real property lease shall be addressed in a separate lease assignment), and all improvements, fixtures and fittings thereon;

3. All of USC's tangible personal property (such as machinery, equipment, inventories of supplies, manufactured and purchased parts, work in process and finished work, furniture, automobiles and trucks), including, without limitation, the tangible personal property identified on Schedule C-1 to the Purchase Agreement;

4. All of USC's Intellectual Property, and the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (such Intellectual Property being listed in
Section 3(k)(iii) of Schedule H   Disclosure Schedule of USC and
Condor);

5. All of USC's leases, subleases and rights thereunder (provided that the assignment and assumption of such contract rights shall be addressed in a separate assumption agreement);

6. All of USC's agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder (provided that the assignment and assumption of such contract rights shall be addressed in a separate assumption agreement);

7. All of USC's claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes);

8. All of USC's franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies;

9. All of USC's books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, curricula, either finished or in process, or planned;

10. All of USC's rights in and with respect to the assets associated with its Employee Health and Disability Plans; and




                             SCHEDULE B
                                 TO
                        ASSIGNMENT OF ASSETS
                                 by
                 U.S. COMMUNICATIONS, INC. ("USC")
                                to
                   USC/CANTERBURY CORP. ("Buyer")

                          EXCLUDED ASSETS


1. USC's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of USC as a corporation;

2. Any and all rights of Seller under the Purchase Agreement, including the right to receive the Purchase Price and any proceeds thereof;

3.   Cash on hand or in the bank and marketable securities;

4.   Bank accounts; and

5. Accounts, notes and other receivables (provided that Buyer shall have the right to receive payments in respect thereof as set forth in
Section 3(c)(iii) of the Purchaser Agreement).

                          SCHEDULE  "B"

                        FORM OF ASSUMPTION

                              Schedule B

                         ASSUMPTION AGREEMENT

       THIS ASSUMPTION AGREEMENT (this "Agreement") is made this ___ day of October, 1999, by and between U.S. COMMUNICATIONS, INC., a Maryland corporation ("USC"), and USC/CANTERBURY CORP., a Maryland corporation ("Buyer").

       WHEREAS, pursuant to that certain Asset Purchase Agreement dated October ___, 1999, by and among Buyer, Canterbury Information Technology, Inc. (the sole stockholder of Buyer), USC and Condor Technology Solutions, Inc. (the sole stockholder of USC) (the
"Purchase Agreement;" all capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement), USC has agreed to transfer to Buyer certain assets of USC used by USC in its business in exchange for, among other things, the assumption of certain of the USC's liabilities and obligations;

       NOW, THEREFORE, in consideration of the transfer to Buyer of the aforesaid assets, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Assignment of Certain Contractual Rights.

       1.1. USC does hereby bargain, transfer, assign, convey and deliver unto Buyer all of USC's right, title and interest in and to the contractual rights listed on Schedule A hereto (the "Contract Rights"), which Contract Rights are included among the "Acquired Assets" under the Purchase Agreement, to have and to hold the Contract Rights unto Buyer, its successors and assigns, forever.

       1.2. USC covenants that it will do or cause to be done all such further acts, and it shall execute and deliver, or cause to be executed and delivered, all transfers, assignments and conveyances, evidences of title, notices, powers of attorney, and assurances necessary or desirable to put Buyer, and its successors and assigns, in actual possession and operating control of the Contract Rights or as Buyer shall reasonably require to better assure and confirm title of Buyer to the Contract Rights.

       2. Assumption of Obligations. Subject to the further terms of this Agreement, effective on the date hereof, Buyer, for itself and its successors and assigns, hereby covenants and agrees to assume, pay, perform and discharge the liabilities and obligations of USC as are listed or described on Schedule B hereto (the "Assumed Liabilities"). USC acknowledges that it shall remain liable for all liabilities and obligations of USC other than the Assumed Liabilities.

       3. Conditions Relating to Consents. To the extent that any of the Contract Rights may not be assigned without consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and USC, at its sole expense, shall use commercially reasonable efforts to obtain any required consents. If any such consent shall not be obtained or if any assignment would be ineffective or would impair Buyer's rights under the Contract Rights in question so that Buyer would not in effect acquire the benefit of all such rights, USC, to the maximum extent permitted by law and the Contract Rights, shall act as Buyer's agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Contract Rights, with Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

       4. Further Assurances. The parties agree that they will take whatever action or actions are found to be reasonably necessary from time to time to effectuate the provisions and intent of this Agreement, and, to that end, the parties agree that they will execute any further documents or instruments which may be necessary to give full force and effect to this Agreement or to any of its provisions.

       5. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

       IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Assumption Agreement, under seal, as of the day and year first above written.

U.S. COMMUNICATIONS, INC.



By: ___________________________


USC/CANTERBURY CORP.



By: ___________________________

1226205.v4

        SCHEDULE A
            to
       ASSUMPTION AGREEMENT
       by and between
       USC/CANTERBURY CORP. ("Buyer")
           and
       U.S. COMMUNICATIONS, INC. ("USC")

Contract Rights

1. All of USC's contracts or relationships with its customers, suppliers and subcontractors, including those listed in Section 3(m) of Seller's Disclosure Schedule to the Purchase Agreement;

2.     All of USC's rights under any personal property leases listed in
Section 3(m)(i) of Seller's Disclosure Schedule to the Purchase Agreement;
and

3. All of USC's rights under real property leases, provided that the assignment and assumption of such real property leases shall be addressed in a separate Lease Assignment.



1226205.v4

        SCHEDULE B
            to
       ASSUMPTION AGREEMENT
       by and between
       USC/CANTERBURY CORP. ("Buyer")
           and
       U.S. COMMUNICATIONS, INC. ("USC")

       Assumed Liabilities

1. All of USC's obligations under contracts or relationships with it's customers, suppliers and subcontractors, including those listed in Section 3(m) of Seller's Disclosure Schedule to the Purchase Agreement;

2. All of USC's obligations after the Closing under the personal property leases listed in Section 3(m)(i) of Seller's Disclosure Schedule to the Purchase Agreement;

3. All of USC's obligations after the Closing Date under real property leases, provided that the assignment and assumption of such real property leases shall be addressed in a separate Lease
Assignment; and

4. All ordinary course liabilities other than accounts payable and intercompany payables, including without limitation, accrued vacation pay, accrued commissions and deferred service revenue.

                          SCHEDULE  "C1"

                SCHEDULE OF ASSETS BEING ACQUIRED

                         SCHEDULE "C2"

                SCHEDULE OF LIABILITIES ASSUMED

                          SCHEDULE  "D"

                       FINANCIAL STATEMENTS

              INCLUDING ACQUISITION BALANCE SHEET

                          SCHEDULE  "E"

      SCHEDULE OF ACCOUNTS RECEIVABLE AS OF _______________

                          SCHEDULE  "F"

               FORM OF OPINION OF COUNSEL OF SELLER

                          SCHEDULE  "G"

               FORM OF OPINION OF COUNSEL TO BUYER

                          SCHEDULE  "H"

                       DISCLOSURE SCHEDULE

      EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES (SELLER)

                             SCHEDULE H

               DISCLOSURE  SCHEDULE OF USC AND CONDOR

The following constitutes the Disclosure Schedule of Condor Technology Solutions, Inc. ("Condor") and U.S. Communications, Inc. ("USC") to the Asset Purchase Agreement by and among Condor, USC, Canterbury
Information Technology, Inc., and USC/Canterbury Corp. (the
"Agreement").

Section references herein are to sections of the Agreement. Summaries or references to actual documents hereto are qualified in their entirety by reference to such documents. The inclusion of any items in this Disclosure Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in the Agreement and to set forth other information required by the Agreement. The inclusion of any matter on this Disclosure Schedule does not constitute an admission as to its materiality as it relates to any provision of the Agreement. If a document or matter is listed in one section hereof, such listing shall suffice, without specific repetition and with or without cross-reference, as a response to any other section if such response is apparent from such disclosure. Except as expressly set forth in this Disclosure Schedule, the definitions used in the Agreement are incorporated by reference herein.

                          SCHEDULE  "I"

                       DISCLOSURE SCHEDULE

       EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES (BUYER)


                              NONE.

                          SCHEDULE "J"

                SCHEDULE OF KEY CUSTOMERS OF USC

                          EXHIBIT "K"

                 SCHEDULE OF KEY EMPLOYEES OF USC